Exhibit 10.1

ServiCes Agreement

THIS SERVICES AGREEMENT (this "Agreement"), is entered into effective as of December 5, 2013, by and between Net Element International, Inc., a Delaware corporation ("Customer"), and K 1 Holding Limited, a company organized under the laws of British Virgin Islands (hereinafter, collectively "Consultant"):

R E C I T A L S

WHEREAS, the parties hereto desire to hereby memorialize their agreement and understanding with respect to certain services (as described in this Agreement) which Consultant has agreed to provide to Customer.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings therein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and Customer agree as follows:

1.            Services. Consultant agrees to provide, and Customer agrees to accept, the following services:

(i)           Investor relations services to Customer and its affiliates outside the United States;

(ii)           assist Customer and its affiliates in negotiations and maintaining their relationship with OJSC Mobile TeleSystems, OJSC VimpelCom (a/k/a Beeline), OJSC Megafon or their respective affiliates; and

(iii)          make introductions, as reasonably requested by Customer, to further business development of Music1, LLC, a limited liability company organized under the laws of the Russian Federation.

2.            Method of Performing Services. Consultant shall have the right to determine the method, details, and means of performing the work to be performed for Customer. Customer shall, however, be entitled to exercise general power of control over the results of work performed by Consultant to assure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work. Customer and Consultant shall develop appropriate administrative procedures for coordinating with each other.

3.            Term. The term of this Agreement shall commence on the date set forth above and shall continue through the second (2nd) anniversary of the date hereof.

4.            Consideration. As consideration for Consultant's services hereunder, subject to Section 5 below, Consultant shall be entitled to such number of shares of (the "Shares") of common stock of Customer and on such terms and conditions as set forth in that certain Letter Agreement, dated as of the date hereof, among Consultant, Customer and TGR Capital, LLC, a Florida limited liability company.

5.            Taxes. As an independent contractor, Consultant shall pay and report all U.S and foreign taxes applicable to Consultant.

6.            Restrictions. Consultant acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for Customer to disclose to Consultant certain Trade Secret(s) of Customer. Consultant agrees that it shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any third parties, except as authorized by Customer. As used herein, the term "Trade Secret(s)" shall mean any scientific, technical or market data, information, design, process, procedure, formula, or improvement that is commercially valuable to Customer.

7.            Ownership of Work Product. All Work Product shall be considered work(s) made by Consultant for hire for Customer and shall belong exclusively to Customer and its designees. If by operation of law any of the Work Product, including all related information and/or intellectual property rights, is not owned in its entirety by Customer automatically upon creation thereof, then Consultant agrees to assign, and hereby assigns, to Customer and its designees the ownership of such Work Product, including all related information and/or intellectual property rights. As used herein, the term "Work Product" shall mean any programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Consultant's work or delivered by Consultant in the course of performing that work.

8.            Incidents and Further Assurances. Customer may obtain and hold in its own name copyrights, registrations, and other protection that may be available to the Consultant. Consultant agrees to provide any assistance required to perfect such protection. Consultant agrees to take sure further actions and execute and deliver such further agreements and other instruments as Customer may reasonably request to give effect to this Section.

9.            No Conflict. Consultant represents and warrants that it has no obligations to any third party which will in any way limit or restrict its ability to perform consulting services to Customer hereunder. Consultant agrees that it will not disclose to Customer, nor make use in the performance of any work hereunder, any trade secrets or other proprietary information of any third party, unless Consultant may do so without Consultant or Customer incurring any obligation (past or future) to such third party for such work or any future application thereof.

10.           Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Florida, without regard to its conflicts or choice of laws.

11.           Independent Contractors. The parties hereto are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties hereto. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Customer and either Consultant or any employee or agent of Consultant.

12.           Entire Agreement; Counterparts. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound. This Agreement may be executed and delivered by facsimile in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Signatures are on next page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above-written.

CUSTOMER:

Net Element International, Inc.

By:	/s/ Oleg Firer
Name:	Oleg Firer
Title:	CEO

CONSULTANT:

K 1 Holding Limited, a company organized under the laws of British Virgin Islands

By:	/s/ Andreas Moustras
Name:	Andreas Moustras
Title:	Director

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